Exhibit 99.1

CONTACT:	Investor Relations:	Public Relations:
	Joseph Scirocco/Fay Yee (212) 548-1570/1812	Ruth Pachman/Wendi Kopsick Kekst and Company (212) 521-4800

FOR IMMEDIATE RELEASE

TOMMY HILFIGER CORPORATION NAMES DAVID F. DYER

PRESIDENT AND CHIEF EXECUTIVE OFFICER

—Industry Veteran and Former President/CEO of Lands End

To Lead Company Forward—

HONG KONG, August 4, 2003 – Tommy Hilfiger Corporation (NYSE: TOM) today announced the appointment of David F. Dyer as President and Chief Executive Officer of the Company, effective immediately. He succeeds Joel Horowitz, who will continue as Chairman of the Board.

Mr. Dyer is a seasoned apparel and retailing executive with more than 30 years of broad industry experience, a proven ability to build consumer brands and a successful track record across multiple segments of the retail marketplace. As President and Chief Executive Officer of Lands End from 1998 through 2002, he led the dramatic growth of this business, establishing Lands End as a global multi-channel brand, building the largest apparel Internet business in the U.S. and delivering consecutive record sales and profit results in 2001 and 2002. He oversaw its sale to Sears, Roebuck & Co. in 2002. Mr. Dyer previously served at Lands End from 1989 to 1994, including as Vice Chairman and Director from 1991 to 1994. Most recently, he was President and CEO of Lands End as well as Executive Vice President and General Manager of Sears’ Customer Direct business and The Great Indoors home business.

Mr. Dyer began his career with Burdines, a division of Federated Department Stores, and held various merchandising and marketing posts during his 17 years there. He later served as President and Chief Operating Officer of Home Shopping Network and was Acting President of J. Crew Catalog, as a consultant for Texas Pacific Group, from 1997 to 1998.

Mr. Horowitz commented, “We are delighted to announce the appointment of David Dyer as President and CEO, capping off a deliberate and wide-ranging process our Board undertook to identify the right person to lead our Company forward. We wanted someone with strong brand-building and diverse merchandising expertise, a thorough understanding of retailing and consumer marketing, and a proven track record. We also wanted an individual with a team-orientation, who would be able to carry on the traditions of our organization, while bringing a fresh perspective and new ideas.

Tommy Hilfiger Corporation

9/F., Novel Industrial Building,

850-870 Lai Chi Kok Road,

Cheung Sha Wan,

Kowloon, Hong Kong.

Tel: 2216 0668 Fax: 2371 2928

“In David, our Board has recruited someone who meets every one of these criteria and more, and who brings the mix of experience and the right personality to lead the Company though its next stage of growth. David is well respected within both the retail and financial communities, and he has earned a reputation of being successful in all that he does. We welcome him to Tommy Hilfiger,” Mr. Horowitz said.

Tommy Hilfiger, Honorary Chairman and Principal Designer, commented, “I look forward to working with David as my partner in further developing the Tommy Hilfiger brand and charting a course for the future of our Company. David has known the Tommy Hilfiger brand since its inception and, at Burdines in the 1980s, was among the first to recognize its potential and support its growth. He understands our core department store business, but also brings expertise across a wide range of consumer channels and international markets.

“In addition to his skills as a business executive, David has also shown he can build and manage a successful internal organization, with Lands End receiving repeated recognition in Fortune magazine as one of the best 100 places to work during his tenure. Our business is all about attracting and retaining the best people, so that David’s experience in this area will be well appreciated,” Mr. Hilfiger said.

Mr. Dyer added, “Tommy Hilfiger continues to be among the world’s strongest and most recognized brand names. I am excited about the potential to build on the Company’s global business base and capitalize on its excellent infrastructure and marketing capabilities. Together with Tommy and Joel and the Company’s talented management team, I look forward to the opportunities ahead.”

Mr. Dyer was also appointed as a Director of Tommy Hilfiger Corporation. The Company intends to appoint new independent directors to the Board in the near future.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.

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